Exhibit 99.1

Boulder Specialty Brands, Inc. Prices Initial Public Offering

LONGMONT, Colorado, Dec. 19 /PRNewswire/ — Boulder Specialty Brands, Inc. (OTCBB: BDSBU) today announced the pricing of its initial public offering of 12,760,840 units, including 12,760,840 shares of common stock and a like number of warrants, at $8 per unit. In connection with the offering, the Company has granted the underwriters a 30-day option to purchase up to 1,914,126 additional units, to cover over-allotments, if any.

The Company’s units are expected to begin trading on the OTC Bulletin Board under the ticker symbol BDSBU on or about December 19, 2005. The common stock and warrants will begin separate trading five business days after the earlier of expiration of the underwriters’ over-allotment option or its exercise in full, subject to the filing of a report on Form 8-K with the SEC that reflects the receipt of the gross proceeds of the public offering. The Company will also issue a press release announcing the time at which separate trading of the common stock and warrants will begin.

The underwriters of the offering include Citigroup Global Markets Inc. and Roth Capital Partners, LLC. Citigroup Global Markets Inc. is acting as sole book-running lead manager and Roth Capital Partners, LLC is acting as co-manager. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Citigroup Prospectus Delivery, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone: 718-765-6732 or e-mail: Norma.I.Mendez@Citigroup.com).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Recently formed, Boulder Specialty Brands was organized to acquire one or more operating businesses in the food or beverage industries through a business combination.

Contact:	Stephen B. Hughes, Chief Executive Officer
Boulder Specialty Brands, Inc.
303-682-1982

SOURCE:	Boulder Specialty Brands, Inc.
12/19/2005